Exhibit 10.7

Named Executive Officers Salary and Bonus Arrangements for 2008

Base Salaries

The base salaries for 2009 for the executive officers (the “named executive officers”) of First PacTrust Bancorp, Inc. (the “Company”) and Pacific Trust Bank who will be named in the compensation table that will appear in the Company’s upcoming 2009 annual meeting proxy statement are as follows:

Name and Title	Base Salary
Hans R. Ganz President and Chief Executive Officer	$320,008
James P. Sheehy Executive Vice President—Secretary and Treasurer	$160,014
Melanie M. Yaptangco Executive Vice President—Lending	$160,014

Description of 2009 Bonus Incentive Plan

On January 13, 2009, the Company’s Compensation Committee approved a cash incentive bonus plan for 2009 (the “2009 Bonus Plan”) for all officers and employees of the Company and the Bank. The 2009 Bonus Plan is fully discretionary on the part of the Company’s Compensation Committee. The plan provides for a discretionary bonus pool of funds which would not exceed 10% of after-tax net income with a minimum discretionary bonus pool amount of $150,000 in the aggregate. Bonuses will be paid under the 2009 Bonus Plan in early 2010.

The key performance indicators used to determine whether any bonuses will be paid under the 2009 Bonus Plan will be the same for all administration employees. The amounts of the bonuses to be individually awarded under the 2009 Bonus Plan are fully discretionary, and may or may not be paid in whole or in part based on the Compensation Committee’s qualitative assessment of individual contributions toward the Company’s success relative to its profitability, customer service, deposit growth, compliance, loan originations and portfolio growth, loan charge-off and delinquency ratios. Payout percentages will vary from employee to employee. All named executive officers are eligible under the Plan.

For branch operations staff, a separate branch sales incentive bonus plan has been created that is tied to individual deposit growth goals by branch, and is not dependent on the general income of the Company.

Director Fee Arrangements for 2009

Each director of First PacTrust Bancorp, Inc., (the “Company”) also is a director of Pacific Trust Bank (the “Bank”). Directors are not paid a fee for service on the Company’s board. As of the March 13, 2009 shareholder record date for the 2009 annual meeting, members of Pacific Trust Bank’s board of directors who are “independent directors” will receive an annual retainer fee of $5,000 in January of each calendar year. New directors who are elected or appointed to the board during the year shall be paid a pro rata annual retainer equal to 1/12 of the $5,000 fee for each full or partial month remaining in that calendar year.

Independent directors shall be paid a fee of $2,000 for each Bank board meeting attended. In addition, the Chairman of the Board receives a 50% premium ($1,000) per Bank board meeting attended. Directors are not paid additional fees for attendance at First PacTrust Bancorp, Inc. Board of Directors meetings.

Independent directors are also paid fees for their service on various committees as follows: Executive Committee – $1,000 per meeting; Audit Committee – $600 per meeting; Compensation Committee – $600 per meeting; Nominating Committee – $500 per meeting; Loan Committee – $2,000 per year; Technology Committee – $1,200 per year; and Facilities Committee – $2,000 per year. The Committee Chairmen also received a 50% premium.

Attendance by telephone at Bank board meeting and committee meetings is compensated at two-thirds the per meeting rate for directors attending in person

Directors attending the Company/Bank’s annual off-site planning session shall be paid $2,000 in addition to any Board of Director or Committee per meeting fees.

There are no deferred compensation arrangements with any non-employee director.

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